EX-FILING FEES

Calculation of Filing Fees Tables

Form S-1

(Form Type)

CorpHousing Group Inc.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Units, each consisting of one share of common stock, $0.00001 pare value, and one warrant	457(i)	--	--	--	--	--
Fees Previously Paid	Other	Units, each consisting of one share of common stock, $0.00001 pare value, and one warrant	457(i)
Fees to be Paid	Equity	Common Stock included in the Units	457(a)	2,653,846	$6.50	$17,250,000	0.0000927	$1,600.00
Fees Previously Paid	Equity	Common Stock included in the Units	457(a)	2,653,846	$6.50	$17,250,000	0.0000927	$1,600.00
Fees to be Paid	Other	Warrants included in the Units	457(g)	2,653,846	--	--	--	--
Fees Previously Paid	Other	Warrants included in the Units	457(g)	2,653,846	--	--	--	--
Fees to be Paid	Equity	Common Stock issuable upon exercise of the Warrants included in the Units	457(a)	2,653,846	$6.83	$18,125,770	0.0000927	$1,681.00
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the Warrants included in the Units	457(a)	2,653,846	$6.83	$18,125,770	0.0000927	$1,681.00
Fees to be Paid	Other	Underwriter’s Warrants	457(g)	106,154	--	--	--	--
Fees Previously Paid	Other	Underwriter’s Warrants	457(g)	106,154	--	--	--	--
Feed to be Paid	Equity	Common Stock issuable upon exercise of the Underwriter’s Warrants	457(a)	106,154	$7.15	$759,000	0.0000927	$71.00
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the Underwriter’s Warrants	457(a)	106,154	$7.15	$759,000	0.0000927	$71.00
		Total Offering Amount						$36,134,770
		Total fee to Be Paid						$3,352.00
		Total Fees Previously Paid						$4,509.00
		Net Fee Due						$0.00